EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS
RESULTS OF OPERATIONS FOR THE QUARTER
AND YEAR ENDED JUNE 30, 2014

Shreveport, Louisiana – July 30, 2014 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended June 30, 2014 of $748,000, an increase of $112,000 compared to net income of $636,000 reported for the three months ended June 30, 2013. The Company’s basic and diluted earnings per share were $0.37 and $0.36, respectively for the quarter ended June 30, 2014, compared to basic and diluted earnings per share of $0.30 and $0.29, respectively, for the quarter ended June 30, 2013.

The Company reported net income of $2.7 million for the year ended June 30, 2014, a decrease of $386,000 compared to $3.1 million for the year ended June 30, 2013. The Company’s basic and diluted earnings per share were $1.33 and $1.29, respectively, for the year ended June 30, 2014, compared to $1.34 and $1.31, respectively, for the year ended June 30, 2013.

The increase in net income for the three months ended June 30, 2014, resulted primarily from an increase of $229,000, or 8.7%, in net interest income, a $59,000, or 2.6%, decrease in non-interest expense, a $19,000, or 4.8%, decrease in income tax expense and $67,000, or 57.3%, decrease in the provision for loan losses, partially offset by a $262,000, or 32.6%, decrease in non-interest income. The increase in net interest income for the three months ended June 30, 2014, was primarily due to a $154,000, or 4.7%, increase in total interest income, and a decrease of $75,000, or 12.1%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.72% for the three months ended June 30, 2014, compared to 3.76% for the three months ended June 30, 2013. The Company’s net interest margin was 3.93% for the three months ended June 30, 2014, compared to 4.00% for the quarter ended June 30, 2013. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of 27 basis points in average yield on interest-earning assets.  The decrease in net interest margin was primarily the result of a higher average volume of interest earning assets for the quarter ended June 30, 2014 compared to the prior year quarterly period.

The decrease in net income for the year ended June 30, 2014, resulted primarily from a $1.1 million, or 31.7%, decrease in non-interest income, and an increase of $250,000, or 2.9%, in non-interest expense partially offset by a $262,000, or 2.5%, increase in net interest income, a $390,000, or 69.9% decrease in the provision for loan losses, and a $296,000, or 18.2%, decrease in income tax expense. The increase in net interest income for the twelve month period was primarily due to a $243,000, or 9.4% decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds, and a $19,000, or 0.1%, increase in total interest income. The decrease in non-interest income was primarily the result of a $1.0 million decrease in the gain on sale of loans.  The Company’s average interest rate spread was 3.69% for the year ended June 30, 2014, compared to 3.80% for the year ended June 30, 2013. The Company’s net interest margin was 3.92% for the year ended June 30, 2014, compared to 4.06% for the year ended June 30, 2013.  The decrease in net interest margin and average interest rate spread on a comparative twelve month basis is attributable primarily to a decrease of 29 basis points in average yield on interest earning assets for the year ended June 30, 2014 compared to the prior year twelve month period.

The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended June 30,
	2014		2013
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$241,467	5.27%	$210,899	5.59%
Investment Securities	44,358	1.94	50,727	2.32
Interest-earning deposits	4,768	0.26	1,247	0.64
Total interest-earning assets	$290,593	4.67%	$262,873	4.94%

Interest-bearing liabilities:
Savings accounts	$12,331	0.19%	$9,475	0.30%
NOW accounts	26,840	0.69	24,092	1.07
Money market accounts	51,697	0.27	41,067	0.36
Certificates of deposit	115,921	1.44	111,060	1.59
Total interest-bearing deposits	206,789	0.98	185,694	1.19
FHLB advances	22,083	0.70	23,800	1.14
Total interest-bearing liabilities	$228,872	0.95%	$209,494	1.18%

	For the Year Ended June 30,
	2014		2013
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$224,463	5.42%	$197,812	5.82%
Investment securities	47,150	2.12	58,132	2.80
Interest-earning deposits	4,996	0.25	4,750	0.24
Total interest-earning assets	$276,609	4.76%	$260,694	5.05%

Interest-bearing liabilities:
Savings accounts	$11,221	0.20%	$7,724	0.27%
NOW accounts	26,544	0.90	20,812	0.88
Money market accounts	45,637	0.33	40,539	0.42
Certificates of deposit	114,496	1.52	109,033	1.72
Total interest-bearing deposits	197,898	1.09	178,108	1.26
Other bank borrowings	250	5.70	--	--
FHLB advances	19,816	0.83	27,529	1.22
Total interest-bearing liabilities	$217,964	1.07%	$205,637	1.25%

The $262,000 decrease in non-interest income for the quarter ended June 30, 2014, compared to the prior year quarterly period was due to decreases of $284,000 in gain on sale of loans held for sale, $3,000 in income on bank owned life insurance and $1,000 in gain on sale of loans held for sale, partially offset by an increase of $26,000 in other non-interest income. The $1.1 million decrease in non-interest income for the year ended June 30, 2014, compared to the prior year period was primarily due to decreases of $1.0 million in gain on sale of loans held for sale, $181,000 in gain on sale of securities, and $13,000 in income on bank owned life insurance partially offset by $129,000 in gain on sale of real estate and an $18,000 increase in other non-interest income.  The $129,000 gain on sale of real estate arose from the disposition of a lot in Bossier City, Louisiana that had been held for a possible branch location site.

The $59,000 decrease in non-interest expense for the three months ended June 30, 2014, compared to the same period in 2013, is primarily attributable to decreases of $35,000 in compensation and benefits expense, $29,000 in occupancy and equipment expense, $30,000 in legal fees, $12,000 in audit and examination fees and $4,000 in other non-interest expenses.  These decreases were partially offset by increases of $18,000 in data processing, $17,000 in advertising, $13,000 in deposit insurance premiums and $2,000 in loan and collection expense.

The $250,000 increase in non-interest expense for the year ended June 30, 2014, compared to the same period in 2013, is primarily attributable to increases of $100,000 in compensation and benefits, $63,000 in occupancy and equipment expense, $58,000 in data processing expense, $40,000 in franchise and bank shares tax, $40,000 in other non-interest expenses, $31,000 in advertising and $24,000 in deposit insurance premiums. These increases were partially offset by decreases of $108,000 in legal fees and $6,000 in audit and examination fees.

At June 30, 2014, the Company reported total assets of $329.5 million, an increase of $52.4 million, or 18.9%, compared to total assets of $277.2 million at June 30, 2013. The increase in assets was comprised primarily of increases in loans receivable, net of $33.5 million, or 16.2%, from $206.1 million at June 30, 2013, to $239.6 million at June 30, 2014, loans held-for-sale of $5.9 million, or 170.6%, from $3.5 million at June 30, 2013, to $9.4 million at June 30, 2014, cash and cash equivalents of $9.9 million, or 270.0%, from $3.7 million at June 30, 2013 to $13.6 million at June 30, 2014, other assets of $2.3 million, or 15.6%, from $14.5 million at June 30, 2013 to $16.8 million at June 30, 2014, and an increase in investment securities of $773,000, or 1.6%, from $49.4 million at June 30, 2013, to $50.2 million at June 30, 2014.  The increase in loans held-for-sale results primarily from an increase at June 30, 2014 in receivables from financial institutions purchasing the Company’s loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Year Ended June 30,
	2014	2013	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$91,891	$110,690	(17.0)%
Commercial — real estate secured (owner occupied and non-owner occupied)	63,912	62,730	1.9
Multi-family residential	1,242	903	37.5
Commercial business	42,200	23,826	77.1
Land	12,135	6,591	84.1
Construction	27,855	29,879	(6.8)
Home equity loans and lines of credit and other consumer	7,813	6,235	25.3
Total loan originations	$247,048	$240,854	2.6%
Loans sold	$(83,579)	$(110,428)	(24.3)%

Included in the $27.9 million and $29.9 million of construction loan originations for the years ended June 30, 2014 and 2013, respectively, are approximately $18.6 million and $26.5 million, respectively, of one- to four-family residential construction loans and $9.3 million and $3.4 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company’s market area.

Total liabilities increased $51.6 million, or 21.9%, from $235.2 million at June 30, 2013, to $286.8 million at June 30, 2014, primarily due to an increase in total deposits of $60.4 million, or 28.5%, to $272.3 million at June 30, 2014, compared to $211.9 million at June 30, 2013.  The increase in deposits was primarily due to increases in money market deposits of $32.8 million, or 83.0%, from $39.5 million at June 30, 2013 to $72.2 million at June 30, 2014, non-interest bearing demand deposits of $17.4 million, or 66.9%, from $26.0 million at June 30, 2013 to $43.4 million at June 30, 2014, certificates of deposit of $8.2 million, or 7.3%, from $112.3 million at June 30, 2013 to $120.4 million at June 30, 2014 and passbook savings accounts of $2.6 million, or 27.7%, from $9.5 million at June 30, 2013 to $12.2 million at June 30, 2014. The increase in money market deposits was primarily due to a non-recurring deposit in the fourth quarter which had a balance of approximately $34.6 million at June 30, 2014. The deposit was short-term in nature and has been fully withdrawn as of the date hereof. At both June 30, 2014 and June 30, 2013, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. Advances from the Federal Home Loan Bank of Dallas decreased $8.8 million, or 40.5%, to $12.9 million at June 30, 2014, from $21.7 million at June 30, 2013. The decrease in advances from the Federal Home Loan Bank of Dallas was funded by the non-recurring deposit described above.

At June 30, 2014, the Company had $178,000 of non-performing assets compared to $649,000 of non-performing assets at June 30, 2013, consisting of one single-family residential loan and one non-performing line of credit at June 30, 2014, compared to four single family residential loans and one non-performing line of credit at June 30, 2013. At June 30, 2014, the Company had no loans classified as substandard compared to three commercial loans and one residential mortgage loan in the aggregate amount of $5.3 million at June 30, 2013. The Company had one single-family residential loan classified as doubtful in the amount of $151,000 at June 30, 2014 and one line of credit classified as doubtful in the amount of $27,000 at both June 30, 2014 and June 30, 2013.

Shareholders’ equity increased $797,000 or 1.9%, to $42.8 million at June 30, 2014 from $42.0 million at June 30, 2013.  The primary reasons for the increase in shareholders’ equity from June 30, 2013, were net income of $2.7 million, an increase in the Company’s accumulated other comprehensive income of $129,000, proceeds from the issuance of common stock from the exercise of stock options of $384,000, and the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $621,000. These increases were partially offset by dividends paid of $551,000 and the acquisition of treasury stock in the amount of $2.5 million.

The Company repurchased 11,337 shares of its common stock under its stock repurchase programs during the quarter ended June 30, 2014 at an average price per share of $18.70.  On January 8, 2014, the Company announced that its Board of Directors approved a fourth stock repurchase program for the repurchase of up to 115,000 shares.  As of June 30, 2014, there were a total of 105,772 shares remaining for repurchase under the program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	June 30,
	2014	2013
ASSETS	(Unaudited)

Cash and cash equivalents	$13,633	$3,685
Securities available for sale at fair value	48,434	47,961
Securities held to maturity (fair value June 30, 2014: $1,765 June 30, 2013: $1,465)	1,765	1,465
Loans held-for-sale	9,375	3,464
Loans receivable, net of allowance for loan losses (June 30, 2014: $2,396; June 30, 2013: $2,240)	239,563	206,079
Other assets	16,759	14,501

Total assets	$329,529	$277,155

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$272,295	$211,922
Advances from the Federal Home Loan Bank of Dallas	12,897	21,662
Other liabilities	1,558	1,589

Total liabilities	286,750	235,173

Shareholders’ equity	42,779	41,982

Total liabilities and shareholders’ equity	$329,529	$277,155

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest income
Loans, including fees	$3,182	$2,949	$12,161	$11,513
Investment securities	1	2	5	21
Mortgage-backed securities	214	293	994	1,608
Other interest-earning assets	3	2	13	12
Total interest income	3,400	3,246	13,173	13,154
Interest expense
Deposits	505	551	2,158	2,244
Federal Home Loan Bank borrowings	39	63	164	326
Other bank borrowings	--	5	14	9
Total interest expense	544	619	2,336	2,579
Net interest income	2,856	2,627	10,837	10,575
Provision for loan losses	50	117	168	558
Net interest income after provision for loan losses	2,806	2,510	10,669	10,017

Non-interest income
Gain on sale of real estate	--	--	129	--
Gain on sale of loans	397	681	1,636	2,673
Gain on sale of securities	--	1	35	216
Income on Bank Owned Life Insurance	42	45	173	186
Other income	102	76	367	349

Total non-interest income	541	803	2,340	3,424

Non-interest expense
Compensation and benefits	1,416	1,451	5,619	5,519
Occupancy and equipment	228	257	861	798
Data processing	123	105	476	418
Audit and examination fees	36	48	200	206
Franchise and bank shares tax	85	84	348	308
Advertising	77	60	272	241
Legal fees	47	77	367	475
Loan and collection	40	38	132	124
Deposit insurance premium	46	33	152	128
Other expenses	124	128	506	466

Total non-interest expense	2,222	2,281	8,933	8,683

Income before income taxes	1,125	1,032	4,076	4,758
Provision for income tax expense	377	396	1,332	1,628

NET INCOME	$748	$636	$2,744	$3,130

EARNINGS PER SHARE
Basic	$0.37	$0.30	$1.33	$1.34
Diluted	$0.36	$0.29	$1.29	$1.31

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.72%	3.76%	3.69%	3.80%
Net interest margin	3.93%	4.00%	3.92%	4.06%
Return on average assets	0.96%	0.91%	0.92%	1.13%
Return on average equity	6.63%	5.80%	6.22%	6.86%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.05%	0.23%	0.05%	0.23%
Allowance for loan losses as a percent of non-performing loans	1,342.85%	345.15%	1,342.85%	345.15%
Allowance for loan losses as a percent of total loans receivable	0.99%	1.07%	0.99%	1.07%

Per Share Data:
Shares outstanding at period end	2,241,967	2,351,950	2,241,967	2,351,950
Weighted average shares outstanding:
Basic	2,032,264	2,120,677	2,068,866	2,330,303
Diluted	2,090,547	2,181,365	2,120,798	2,394,517
Tangible book value at period end	$19.08	$17.85	$19.08	$17.85
____________
(1)      Ratios for the three and twelve month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145